EXHIBIT 99.1

111 Barclay Boulevard	400 Oyster Point Boulevard #525
Lincolnshire, Illinois 60069	South San Francisco, CA 94080
www.biosantepharma.com	www.cellgenesys.com

FOR IMMEDIATE RELEASE

BioSante Pharmaceuticals and Cell Genesys Announce Completion of Merger

Merged Company Will Focus on LibiGel® in Phase III Clinical Studies for Female Sexual Dysfunction and Seek Future Opportunities for GVAX Immunotherapies

LINCOLNSHIRE, Illinois and SOUTH SAN FRANCISCO, California (October 14, 2009) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) and Cell Genesys, Inc. (NASDAQ: CEGE), today announced the successful completion of their previously announced merger of Cell Genesys with and into BioSante, with BioSante as the surviving company, under which BioSante now has acquired all of the outstanding shares of Cell Genesys common stock.

BioSante intends to focus primarily on LibiGel, BioSante’s testosterone gel in Phase III clinical development under a U.S. Food and Drug Administration (FDA) agreed Special Protocol Assessment (SPA) for the treatment of female sexual dysfunction (FSD).  BioSante also intends to seek future development opportunities for GVAX Immunotherapies including combinations with BioVant™, BioSante’s vaccine adjuvant, and possible external collaborations, and also will seek to outlicense other former Cell Genesys technologies. In addition, BioSante now owns a 16 percent equity ownership position in Ceregene, Inc., a former subsidiary of Cell Genesys which is developing gene therapies for neurodegenerative disorders.

“Closing the merger today is a very exciting development for BioSante.  We now have accomplished our objective of having enough cash on hand to complete the LibiGel clinical development program to and through submission of a new drug application (NDA) in the first half of 2011,” said Stephen M. Simes, president and CEO of BioSante.  “The merger follows our successful registered direct financing closed on August 13, 2009 and our recent announcement of continued safety of LibiGel in our Phase III clinical studies.  We now will accelerate completion of the LibiGel clinical development program to be in a position to submit the NDA in a timely fashion.  We also will work to maximize the value of our newly acquired GVAX immunotherapies.”

“The successful closing of our merger with BioSante provides an impressive array of opportunities to create value from the assets of the combined company,” said Stephen A. Sherwin, M.D., the former chairman and CEO of Cell Genesys, and as a result of the merger, a new director of BioSante. “I am very pleased to have the opportunity to serve as a director of BioSante and look forward to working with the BioSante team.”

The combined company’s ownership composition consists of approximately 62% from BioSante stockholders and 38% from the former Cell Genesys stockholders.  BioSante stockholders approved the merger on September 30, 2009, and the former Cell Genesys stockholders approved the merger agreement and the transactions contemplated thereby at a special meeting of stockholders held today. Well over 90 percent of shares voted were voted in favor of the merger.  Effective at the close of business today, trading in Cell Genesys common stock will be discontinued.  All remaining Cell Genesys employees and management were terminated effective today.

In addition to Dr. Sherwin, John T. Potts, Jr., M.D., a former Cell Genesys director, also now serves as a director of BioSante as a result of the merger.  Stephen M. Simes, president and CEO of BioSante, and Phillip B. Donenberg, CFO of BioSante, continue to serve in those positions, and Dr. Louis W. Sullivan, chairman of the board of BioSante, continues in that position.

Pursuant to the merger, the payment obligations of Cell Genesys under its 3.125% convertible senior notes due 2011 and 2013, respectively, were assumed by BioSante.  Prior to the merger, the 2011 and 2013 notes were convertible into common stock of Cell Genesys at a conversion price of $9.10 and $0.68, respectively, and upon the merger, pursuant to the indentures governing those notes, the 2011 and 2013 notes became convertible into common stock of BioSante at a conversion price of $49.78 and $3.72, respectively.

About LibiGel®

LibiGel is a gel formulation of testosterone designed to be quickly absorbed through the skin after application of a pea-sized dose of gel on the upper arm, delivering testosterone to the bloodstream evenly over time and in a non-invasive and painless manner. Though generally characterized as a male hormone, testosterone also is present in women and its deficiency has been found to decrease libido or sex drive. In addition, studies have shown that testosterone therapy can increase bone density, raise energy levels and improve mood, in addition to boosting sexual desire and activity. According to a study published in the Journal of the American Medical Association, 43 percent of American women (about 40 million) experience some degree of impaired sexual function. Among the more than 1,400 women surveyed, 32 percent lacked interest in sex. According to IMS data, 2.0 million testosterone prescriptions were written off-label for women by U.S. physicians in 2007. The majority of women with FSD are postmenopausal, experiencing FSD due to hormonal changes following menopause, whether natural or surgical.

About GVAX Immunotherapies

GVAX cancer immunotherapies are non patient-specific therapies comprised of whole tumor cells that have been modified to secrete GM-CSF (granulocyte-macrophage colony-stimulating factor), an immune stimulatory cytokine, and then irradiated for safety. GVAX is administered via intradermal injections on an outpatient basis. To date, over 1000 patients have been treated in clinical trials with different GVAX cancer immunotherapies for various types of cancer. Although phase III trials in prostate cancer were discontinued in 2008, phase II trials under physician investigator sponsored-INDs are ongoing at the Sidney Kimmel Cancer Center at Johns Hopkins Hospital in pancreatic cancer, leukemia and breast cancer.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health, menopause, contraception and male hypogonadism. BioSante’s lead products include LibiGel® (transdermal testosterone gel) in Phase III clinical development by BioSante under a U.S. Food and Drug Administration (FDA) SPA (Special Protocol Assessment) for the treatment of female sexual dysfunction (FSD), and Elestrin™ (estradiol gel) developed through FDA approval by BioSante, indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, currently marketed in the U.S.  Also in development are Bio-T-Gel™, a testosterone gel for male hypogonadism, and an oral contraceptive in Phase II clinical development using BioSante patented technology. The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion and for oral contraceptives approximately $3 billion. The company also is developing its calcium phosphate technology (CaP) for aesthetic medicine (BioLook™), as a vaccine adjuvant, including for an H1N1 (swine flu) vaccine, and drug delivery. In addition, BioSante will seek opportunities for its GVAX cancer immunotherapies, which BioSante acquired from Cell Genesys, Inc. and are non patient-specific therapies comprised of whole tumor cells that have been modified to secrete GM-CSF (granulocyte-macrophage colony-stimulating factor), an immune stimulatory cytokine, and then irradiated for safety and are administered via intradermal injections on an outpatient basis. Additional information is available online at: www.biosantepharma.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about BioSante’s plans, objectives, expectations and intentions with respect to future operations and products, the timing of regulatory submissions, the availability of sufficient financing through the submission of an NDA for LibiGel and other statements that are not historical in nature, particularly those that utilize terminology such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “estimates” or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that could cause actual results to differ materially from those expressed in such forward-looking statements include general business and economic conditions; the failure to realize the anticipated benefits from the recently completed merger with Cell Genesys; the businesses of BioSante and Cell Genesys may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following the merger; BioSante’s need for and ability to obtain additional financing; the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of BioSante’s licensees or sublicensees and the success of clinical testing. Additional factors that could cause BioSante’s results to differ materially from those described in the forward-looking statements can be found in BioSante’s recent registration statement on Form S-4 and BioSante’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission, which are filed with the SEC and available at the SEC’s web site at www.sec.gov and which discussions also are incorporated herein by reference. The information set forth herein speaks only as of the date hereof, and BioSante disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

For more information about BioSante, please contact:

McKinney/Chicago

Alan Zachary

(312) 944-6784 ext. 316; azachary@mckinneychicago.com